Exhibit 99

NEWS RELEASE

CONTACT:
Randi Sonenshein
Senior Vice President, Finance and Strategy
713-331-4967
(rsonenshein@stagestores.com)

Stage Stores Names Thorsten Weber Executive Vice President, Chief Merchandising Officer

HOUSTON, TX, September 20, 2016 - Stage Stores (NYSE: SSI) announced today the promotion of Thorsten Weber to the position of Executive Vice President, Chief Merchandising Officer. Weber will succeed Steve Lawrence who announced his intention to leave the company to pursue other interests.

Stage Stores President and CEO, Michael Glazer said, “Thorsten is an exceptional leader with a broad background in merchandising, planning and allocation with unique experiences to assume his new position. Our company succession planning has properly prepared us for this move and I have great confidence in Thorsten’s ability to lead our merchandising, planning and allocation teams while advancing our long term strategic plans.”

Weber began his retail career with May Department Stores.  He then joined JCPenney’s buying division where he assumed positions of increasing responsibility up to and including Division Vice President before being promoted to Senior Vice President, Planning and Allocation. Before joining Stage Stores in 2013, Weber worked at Kohl’s as Senior Vice President, Planning and Allocation.

About Stage Stores
Stage Stores, Inc. operates 821 specialty department stores in 38 states and a direct-to-consumer channel under the BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES and STAGE nameplates. The Company’s stores, predominantly located in small towns and communities, and direct-to-consumer business offer a moderately priced, broad selection of trend-right, brand name apparel, accessories, cosmetics, footwear and home goods for the entire family. The Company’s direct-to-consumer channel includes its e-commerce website and Send program. Its e-commerce website features assortments of merchandise similar to that found in its stores, as well as products available exclusively online. The Send program allows customers in the stores to have merchandise shipped directly to their homes if the merchandise is not available in the local store. For more information about Stage Stores, visit the Company’s website at www.stagestoresinc.com.